UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VIA NET.WORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                          June 17, 2005

YOUR VOTE IS IMPORTANT!

Dear Fellow Shareholder:

        By now you should have received proxy material for the Special and Annual Meeting of Shareholders (the "Meeting") of VIA NET.WORKS, Inc. (the "Company"). At the Meeting, your Company is seeking shareholder support for, among other things, two extremely important proposals—the Asset Sale and the Plan of Dissolution Proposals. Please register your support for these proposals by Signing, dating and promptly mailing your proxy card today.

WE NEED YOUR SUPPORT

        VIA NET.WORKS continues to lose money and its liquidity problems continue. Following your board's extensive review of the situation and consideration of the available alternative courses of action, it has unanimously decided to recommend to shareholders the Asset Sale and the Plan of Dissolution proposals. These proposals provide the opportunity for shareholders to receive a final distribution for their interest in the Company's shares. If shareholders fail to approve both proposals, our company will not have the funds to continue as a going concern and will be left with few alternatives, none of which, in your board's view, will be more beneficial to shareholders then the Asset Sale and Dissolution. We urge you to review carefully the proxy materials previously sent to you for a complete description of the proposals and your Company's financial condition. The Asset Sale and Plan of Dissolution Proposals require a majority of the outstanding shares for approval. Therefore, no matter how many shares you own, your vote is extremely important—Please vote immediately.

THE ASSET SALE PROPOSAL

        Your board approved the agreement pursuant to which the Company will sell substantially all its assets (the "Sale Agreement") after evaluating and pursuing a number of options intended to address the Company's urgent liquidity problem. We pursued both financing and sale alternatives on an urgent basis but we were unable to raise sufficient funds in a financing, and selected the Sale Agreement among the other alternatives as offering the best value for our shareholders in light of the circumstances. If we do not receive sufficient votes to approve the Asset Sale Proposal, we will not be able to proceed to close the Asset Sale, and we will have to repay to Claranet the working capital financing it has provided to us since the signing of the Sale Agreement in a short period of time. We currently have no source of funds to do so. Please vote "For" the Asset Sale Proposal.

THE PLAN OF DISSOLUTION

        The Plan of Dissolution provides for the voluntary liquidation, winding up and dissolution of your Company. It is our current intention that the dissolution will take place following the sale of substantially all our assets pursuant to the Sale Agreement. Distributions to shareholders, if any, and as more fully described in your proxy material will be made as promptly as practicable following payment of other claims and obligations. In the event, however, that the Asset Sale is not consummated, the board of directors may seek other arrangements to liquidate and dissolve the Company. Please vote "For" the Plan of Dissolution Proposal.

        You have four proposals on the ballot: (i) Election of Directors; (ii) The Asset Sale Proposal; (iii) The Plan of Dissolution Proposal; and (iv) The Reverse Stock Split Proposal. Your vote is extremely important—Please vote today.

        You may use one of the following simple methods for promptly providing your voting instructions:

  1.
  Vote by Telephone.    Call toll-free (800) 454-8683. Have your 12-digit control number listed on the proxy ballot ready and follow the simple instructions.

  2.
  Vote by Internet.    Go to the website www.proxyvote.com. Have your 12-digit control number listed on the proxy card ready and follow the online instructions.

  3.
  Vote by Mail.    Sign, date and return your proxy card in the postage-paid return envelope provided.

        If you have any questions, if you have not yet received your proxy card and proxy statement, or you need assistance in voting, please feel free to contact our proxy solicitor, D.F. King & Co., Inc. at (800) 488-8075 (toll-free) or (212) 269-5550 (collect).

        We appreciate your prompt cooperation in returning your proxy. Thank you in advance for your support.

Sincerely,

Robert Michael McTighe Chairman of the Board of Directors